EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Check Point Software Technologies Ltd., of our reports dated April 2, 2020, with respect to the consolidated financial statements of Check Point Software Technologies Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of Check Point Software Technologies Ltd. and subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Tel Aviv, Israel July 27, 2020	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global